EXHIBIT 99.1
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JONES LANG LASALLE                           NEWS RELEASE


FOR IMMEDIATE RELEASE                        200 East Randolph Drive
                                             Chicago Illinois 60601

                                             22 Hanover Square
                                             London W1A 2BN


Contact:   Lauralee Martin,
           Chief Financial Officer

Company:   Jones Lang LaSalle

Phone:     +1 312 228 2073




         JONES LANG LASALLE ANNOUNCES SHARE REPURCHASE PROGRAM


CHICAGO AND LONDON, FEBRUARY 27, 2004 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and investment management firm, announced today that it will purchase up to 1.5 million shares under a share repurchase program approved by the Board of Directors.

The shares will be purchased in the open market and in privately negotiated transactions. The repurchase of shares is primarily intended to offset dilution resulting from both stock and stock option grants made under the firm's existing stock plans. This program will replace any previously announced repurchase programs.

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet (67 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with approximately $21 billion of assets under management. For more information, visit www.joneslanglasalle.com.





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